Exhibit 16.1

January 7, 2010

Securities and Exchange Commission
Washington, DC 20549

Re: Cal-Maine Foods, Inc. and Subsidiaries

Gentlemen:

We have read Item 4.01 "Changes in Registrant's Certifying Accountant" contained in Cal-Maine Foods, Inc. and Subsidiaries Current Report on Form 8-K to be filed on the date hereof and are in agreement with the statements contained therein, as they relate to our firm.

Very truly yours,

/s/ Frost, PLLC
Frost, PLLC
Little Rock, AR